EXHIBIT 1




                                WAIVER AGREEMENT


        This Waiver Agreement (this "Agreement"), dated September 15, 2005, is by and among The Gallery of History, Inc., a Nevada corporation (the "Company"), Todd Axelrod ("T Axelrod") and Pamela Axelrod ("P Axelrod") with reference to the following facts:


                                     Facts

	A.	Since July 2001 T Axelrod, the Chief Executive Officer of the
Company, and P Axelrod, a Vice President of the Company, have permitted the Company to preserve cash by accruing cash compensation otherwise payable to them. As of September 7, 2005 the Company owed $564,000 to each of T Axelrod and P Axelrod for accrued and unpaid compensation.

	B.	On August 18, 2005 The Nasdaq Stock Market notified the
Company that the Company did not meet the requirements for continued listing on the SmallCap Market because it did not have at least (i) $2,500,000 of stockholders equity, (ii) $35,000,000 market value of listed securities or
(iii) $500,000 of net income from continuing operations for the two most recent fiscal years. In fact, as of the quarter ended June 30, 2005 the Company's stockholders equity was $2,361,681, the market value of the Company's common stock was approximately $9,675,000 as of August 1, 2005, and the Company reported net losses from operations for each of the fiscal years ended September 30, 2004, 2003, and 2002.

	C.	On September 7, 2005 the Company submitted a plan (the
"Compliance Plan") to The Nasdaq Stock Market which describes the manner by which the Company will attain compliance with the continued listing requirements of the SmallCap Market. The Compliance Plan provides for the exchange of certain outstanding indebtedness for a new series of preferred stock. The issuance of such preferred stock will require approval by the Company's stockholders.

        D. Subject to the terms hereof, T Axelrod and P Axelrod desire to waive amounts owed to them by the Company for accrued compensation in order to immediately increase the Company's stockholder's equity to an amount in excess of $2,500,000. The Company, T Axelrod and P Axelrod do not believe that The Nasdaq Stock Market will accept the Company's Compliance Plan in the absence of the waivers of accrued compensation described herein.

        E. T Axelrod and P Axelrod collectively own approximately 76% of the outstanding stock of the Company and will receive a material benefit if the Company's common stock continues to be traded on the SmallCap Market.


                                   Agreement

	NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

  1. T Axelrod hereby waives all right and interest in and to $564,000 owing to him for accrued compensation through September 1, 2005. Such waiver shall be automatically effective upon receipt by the Company of notice from The Nasdaq Stock Market of the acceptance of the Company's Compliance Plan.

  2. P Axelrod hereby waives all right and interest in and to $140,000 owing to her for accrued compensation through April 30, 2002. Such waiver shall be automatically effective upon receipt by the Company of notice from The Nasdaq Stock Market of the acceptance of the Company's Compliance Plan. In addition, if The Nasdaq Stock Market approves the Compliance Plan and the Company does not hold a special meeting of stockholders prior to February 28, 2006 to consider and vote upon the exchange of debt for a new series of preferred stock, then P Axelrod will waive all right and interest in and to an additional $70,000 of accrued compensation. Such waiver shall not require any further action on the part of the Company or P Axelrod.

  3. T Axelrod and P Axelrod each hereby severally, and not jointly, represents and warrants as follows:

          a. They have the power and authority to enter into this Agreement and waive the accrued compensation owing to them as provided herein.

          b. They have not transferred or assigned any of their rights to receive the accrued compensation waived herein.

          c. The execution and delivery of this Agreement and the waiver of their rights to receive accrued compensation as provided herein will not violate or breach any agreement to which they are a party or to which their assets are subject.

  4.    The Company hereby represents and warrants as follows:

          a.  It has the power and authority to enter into this Agreement.

          b. The execution and delivery of this Agreement does not violate or breach any agreement to which the Company is a party or to which its assets are subject.

  5. This Agreement shall be binding upon the successors and assigns of the parties hereto.

  6. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. In addition the parties may deliver executed counterparts of this agreement by facsimile or other electronic means.

  7. Any dispute hereunder shall be resolved by binding arbitration in accordance with the commercial rules of the American Arbitration Association. The parties acknowledge that by agreeing to submit disputes to arbitration they are waiving a right to a jury trial. Any arbitration award may be filed as a final judgment in any court of competent jurisdiction. The prevailing party in any such dispute shall be entitled to receive, in addition to any other relief that may be awarded by the arbitrator, reasonable attorneys' fees and expenses.




        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.


                              Gallery of History, Inc., a
                              Nevada corporation


                              /s/ Rod Lynam
                              ________________________
                              Rod Lynam
                              Treasurer



                              /s/ Todd Axelrod
                              ________________________
                              Todd Axelrod


                              /s/ Pamela Axelrod
                              ________________________
                              Pamela Axelrod